IDEX CORPORATION

IDEX Corporation
3100 Sanders Road
Suite 301
Northbrook, IL 60062
United States
www.idexcorp.com

Personal and Confidential

November 26, 2025

Dear Sean,

We are pleased to offer you the position of Senior Vice President, Chief Financial Officer, effective January 5, 2026, for IDEX Corporation (IDEX or the Company), based in Northbrook, IL, and reporting directly to me. The following terms apply to this offer:

- Your annual base salary will be Six Hundred Twenty-Five Thousand Dollars and Zero Cents ($625,000.00), payable on a biweekly basis. You will be eligible for a review of your salary with consideration for an increase in March 2027. While we hope that you have a long and mutually beneficial relationship, your employment is considered "at will" and will not be for any fixed term or definite period and may be terminated by you or IDEX at any time.

- As of the effective date of this appointment, you will be eligible for participation in our Management Incentive Compensation Plan (MICP), as established each fiscal year, which provides annual incentive earnings opportunity based on Company and personal performance. Your MICP target level of incentive compensation will be eighty-five percent (85%) of your annual base pay. You will be first eligible for MICP in 2026. The actual pay-out under the plan could be more or less than the target level and will depend on IDEX's performance and your performance. Attached is a copy of the current MICP Compensation Programs Booklet.

- You will be eligible to receive a Company car allowance of One Thousand Five Hundred Dollars and Zero Cents ($1,500.00) per month, paid on a bi-weekly basis.

- You will be eligible for the full range of benefits, including: the IDEX 401(k) Savings Plan, medical and dental coverage, short-term and voluntary long-term disability coverage, and life insurance. Summaries of these benefit plans are attached.

- You will be eligible to participate in the Executive Medical Physical Program. IDEX has partnered with the Center for Partnership Medicine at Northwestern Memorial Hospital to provide you with the opportunity to have a full medical examination on an annual basis. The cost of the examination will be paid by IDEX.

- You will be eligible to enroll in the Executive Long-Term Disability program, which provides additional income in the case of total and permanent disability. This program is fully paid by IDEX. You will be issued an individual policy that provides additional benefits beyond the voluntary Group LTD plan that is in place for employees.

CORPORATION

IDEX Corporation
3100 Sanders Road
Suite 301
Northbrook, IL 60062
United States
www.idexcorp.com

- Based upon your position, you are eligible to participate in the IDEX Corporation Supplemental Executive Retirement and Deferred Compensation Plan. The purpose of the plan is to provide non-qualified retirement compensation benefits above IRS limits and to provide participants with the ability to defer other amounts of compensation. You will also be eligible for the Supplemental Retirement Contribution portion of the SERP.

- Subject to approval from our Board of Directors and in accordance with and subject to the terms of the IDEX Incentive Award Plan (IAP), you will be eligible for equity grants under the IAP at our annual grant as established each fiscal year. The grant value for your position is currently targeted at Two Million Dollars ($2,000,000). Your actual award in any year is dependent upon current program design and your performance. This plan is designed to provide an incentive and reward to key employees who are in a position to make substantial contributions to the success of the company.

- Your employment pursuant to these terms, as well as the sign-on bonus and/or equity grants set forth herein, are conditioned upon your execution of a Confidential Information, Work Product and Restrictive Covenant Agreement in the form enclosed. You will be asked to sign this electronically upon your start with the Company; however, a physical copy is enclosed for your review and reference.

  Contingent upon your acceptance of this offer and execution of the enclosed Employee Confidential Information, Work Product, and Restrictive Covenant Agreement, you will:

  Be granted a one-time equity award upon hire with a grant date equal to Three Million Dollars ($3,000,000). This amount will be awarded 100% in restricted stock shares. The number of shares will be based upon the closing price of IDEX common stock on the grant date. The restricted stock shares will vest one-third (1/3) on each anniversary of the grant date over the course of three years and will be 100% vested on the third anniversary of the grant date. Unvested restricted stock shares are eligible to receive dividend equivalent payments upon vesting. The award will be governed by the terms included in the award agreement.

  Receive a cash sign-on bonus of Three Hundred Twenty-Five Thousand Dollars and Zero Cents ($325,000.00), less deductions and withholdings as required, to be paid within 30 days of your date of hire. If you voluntarily leave or are terminated "for cause" within 12 months of your start date, then you will owe the Company 100% of this amount.

- In the event of a "Change in Control", as defined in the Amended and Restated IDEX Corporation Supplemental Executive Retirement Plan, that results in your termination from service within twenty-four (24) months of the Change in Control, the Company shall be obligated to pay your base salary at the rate then in effect and your then current target annual bonus (MICP or equivalent pay)

CORPORATION

IDEX Corporation
3100 Sanders Road
Suite 301
Northbrook, IL 60062
United States
www.idexcorp.com

for a minimum of twenty-four (24) months following the date of termination (for a total payment of two (2) times both base salary and target annual bonus). This payment shall not be applicable in the event of your voluntary termination.

- If, in the future, your employment with IDEX is terminated without cause ("cause" defined as willful misconduct or fraudulent behavior), IDEX will pay you twelve (12) months base salary at the then current monthly base rate plus your targeted annual incentive bonus in exchange for you signing, and not revoking, an IDEX-standard Severance & General Release Agreement. These payments are subject to tax withholdings and deductions. Such benefit will not be applicable in the event of your voluntary termination.

This offer of employment is subject to your satisfactory completion of a drug and alcohol abuse screening test, to be scheduled at a qualified laboratory, and a background screening.

Please indicate your acceptance of this offer by signing on the line provided below and return a signed copy to me.

Sean, we have discussed the importance of this role. We are confident that your leadership skills and experience can make a significant contribution to the continued success of the company, and that this position will be a positive professional step for you.

Sincerely,

Eric D. Ashleman
Chief Executive Officer and President

****

Acceptance of Employment Offer
Sean M. Gillen

12/1/2025
Date

Attachments:

- Confidential Information, Work Product and Restrictive Covenant Agreement
- Benefits Highlights Guide
- MICP Compensation Programs Booklet
- SERP Overview Booklet

CORPORATION

IDEX Corporation
3100 Sanders Road
Suite 301
Northbrook, IL 60062
United States
www.idexcorp.com